                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                                  FOILMARK, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                 FOILMARK, INC.
                                 4 MULLIKAN WAY
                        NEWBURYPORT, MASSACHUSETTS 01950

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD THURSDAY, NOVEMBER 4, 1999

To the Shareholders of Foilmark, Inc.:

    The Annual Meeting of Shareholders of Foilmark, Inc., a Delaware corporation (the "Company"), will be held at the Back Bay Hilton, Boston, Massachusetts on Thursday, November 4, 1999, at 10:00 a.m., local time, for the following purposes:

    1. To elect three directors for a term of three years;

    2. To increase the number of authorized shares of common stock of the Company reserved for issuance under the Foilmark, Inc. 1995 Amended and Restated Stock Incentive Compensation Plan from 400,000 to 600,000;

    3. To increase the number of authorized shares of common stock of the Company reserved for issuance under the Foilmark, Inc. Non-Employee Directors Stock Plan from 75,000 to 150,000;

    4. To approve the appointment of KPMG LLP as the Company's independent auditors; and

    5. To consider and act upon any other matter which may properly come before the meeting and any postponements or adjournments thereof, including matters which the Board of Directors did not know would be presented at the Annual Meeting a reasonable time before this solicitation.

    The Board of Directors of the Company has fixed the close of business on September 24, 1999 as the record date for the determination of the shareholders entitled to receive notice of and to vote at the Meeting or any adjournment thereof. The stock transfer books will not be closed.

    This is the first Meeting of Shareholders of Foilmark since the merger of HoloPak Technologies, Inc. into a subsidiary of Foilmark. All shareholders are cordially invited and urged to attend the Meeting. PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY EVEN IF YOU PLAN TO ATTEND THE MEETING. Upon your arrival your proxy will be returned to you, if you desire to revoke it or vote in person. Your attendance in person is encouraged, but should anything prevent your attendance in person, your presence by proxy will still allow your shares to be voted.

By Order of the Board of Directors,

       [SIGNATURE]

Carol J. Robie, Secretary

October 5, 1999

                                 FOILMARK, INC.
                                 4 MULLIKAN WAY
                        NEWBURYPORT, MASSACHUSETTS 01950

                                PROXY STATEMENT

    This Proxy Statement is furnished in connection with the solicitation of the accompanying Proxy on behalf of the Board of Directors of Foilmark, Inc. (the "Company"), to be used at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") and all adjournments thereof, to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting. A shareholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by (i) delivering to the Secretary of the Company, at the address set forth in the Notice of Annual Meeting, a letter of revocation or properly executed proxy of a later date; (ii) submitting a proxy bearing a later date; or
(iii) attending the Annual Meeting and voting in person. All proxies will be voted in accordance with instructions thereon. ANY PROXY UPON WHICH NO INSTRUCTION HAS BEEN INDICATED WILL BE VOTED "FOR" THE SPECIFIC MATTERS SET FORTH IN THE FOREGOING NOTICE OF ANNUAL MEETING AND, AT THE DISCRETION OF THE PERSONS NAMED IN THE PROXY, FOR SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. The solicitation is being made by use of the mails and the cost thereof will be borne by the Company. In addition to the solicitation by the use of the mails, proxies may be solicited personally by telephone or telegraph by regular employees of the Company or its subsidiaries without additional remuneration therefor. The Company will reimburse banks, brokers, custodians, nominees and fiduciaries for expenses incurred in forwarding proxies and proxy soliciting materials to their principals.

    On April 23, 1999, (the "Merger Date"), HoloPak Technologies, Inc. ("HoloPak") merged with and into a subsidiary of the Company. Since April 24, 1999, HoloPak has operated as a wholly owned subsidiary of the Company. In connection therewith, the Board of Directors of the Company approved the change of the fiscal year of the Company to June 30 of each year. Prior to this change in fiscal year, the Company's fiscal year ended on December 31 of each year. Thus, the 1999 fiscal year, which began on January 1, 1999 and ended on June 30, 1999 is referred to herein as the 1999 fiscal year or fiscal 1999. The fiscal year ended December 31, 1998 is referred to herein as the 1998 fiscal year or fiscal 1998.

    This Proxy Statement and the related proxy form are first being mailed to shareholders on or about October 5, 1999.

                 VOTING SECURITIES AND PRINCIPAL OWNERS THEREOF

    As of the close of business on September 24, 1999, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, the Company had outstanding 7,899,956 shares of Common Stock held by 136 record holders and approximately 823 beneficial holders, of which 2,521,467 shares, or 31.9%, were beneficially owned by directors and officers of the Company. Each share entitles the holder of record to one vote.

    The holders of one-third of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. A majority of votes cast is required to elect the directors and to approve every other proposal to be considered at the Annual Meeting. Shares of Common Stock present but not voting at the Annual Meeting and abstentions are treated as present and entitled to vote and therefore have the effect of a vote against a matter. A broker non-vote on a matter is considered not entitled to vote on the matter and thus is not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of September 10, 1999 as to (a) each person known to the Company who beneficially owns 5% or more of the outstanding shares of Common Stock, (b) directors and nominees, (c) each of the named executive officers and (d) all directors and executive officers as a group. Each of such shareholders has sole voting and investment power as to shares shown unless otherwise noted. This information is based upon a review of statements filed with the Securities and Exchange Commission pursuant to Sections 13(d), 13(f) and 13(g) of the Securities Exchange Act of 1934 with respect to shares of Common Stock, except for information about the Company's officers and directors.

                                                                                   AMOUNT AND NATURE
                                                                                     OF BENEFICIAL       PERCENT OF
NAME OF BENEFICIAL OWNER(a)                                                            OWNERSHIP            CLASS
-------------------------------------------------------------------------------  ----------------------  -----------
Martin A. Olsen(b)(c)..........................................................            507,177            6.73%
Frank J. Olsen, Jr.(b)(d)......................................................            505,658            6.40%
Robert J. Simon(b)(e)(f)(g)....................................................          1,696,576           21.48%
Wilhelm P. Kutsch(h)...........................................................            125,696            1.59%
Philip Leibel(i)...............................................................             88,664            1.12%
Carol J. Robie(b)(j)...........................................................            216,409            2.74%
David Sleight..................................................................                  0                *
Edward D. Sullivan(b)(k).......................................................            163,347            2.07%
Michael J. Bertuch(b)(l).......................................................              5,000                *
Michael Foster(b)(m)...........................................................             10,000                *
Thomas R. Schwarz(b)(n)........................................................              5,000                *
Leonard A. Mintz(b)............................................................            234,696            2.97%
Kenneth R. Harris(b)...........................................................            131,022            1.66%
Barbara M. Henagan(e)(g)(o)....................................................          1,674,462           21.20%
James L. Rooney(b)(p)..........................................................            135,998            1.72%
Michael S. Matthews(b)(q)......................................................             24,847                *
Brian Kelly(b)(r)..............................................................             13,800                *
Harvey S. Share(b)(s)..........................................................              7,220                *
Bradford Venture Partners, L.P.(b)(c)(t).......................................            835,925           10.58%
Overseas Private Investor Partners(b)(g)(u)....................................            835,925           10.58%
Parties to Voting Agreement(b).................................................          3,657,048           46.30%
All Directors and Executive Officers as a Group (14 persons)(c)(v).............          3,000,871           37.90%

------------------------

*   Less than one percent.

(a) If applicable, beneficially owned shares include shares owned by the spouse, children and certain other relatives of the beneficial owner, director, nominee or officers, as well as shares held by trusts of which the person is a trustee or in which he has a beneficial interest. Any such beneficially owned shares will be noted separately for each owner, except in the case of shares beneficially owned by all directors and executive officers as a group. All information with respect to beneficial ownership has been furnished by the respective directors, officers and 5% owners. Except as set forth above, management knows of no person who, as of September 24, 1999, owned beneficially more than 5% of the Company's outstanding Common Stock. The information includes, where applicable, shares issuable upon exercise of stock options granted under the Company's 1993 and 1995 Stock Option Plans, the Non-Employee Directors Stock Option Plan and the HoloPak Technologies, Inc. 1993 non-qualified stock Option Plan, which options are presently or will be exercisable within 60 days of the date of this Proxy Statement. Unless otherwise indicated, the address of the persons identified in above is c/o Foilmark, Inc., 4 Mullikan Way, Newburyport, MA 01950.

(b) Excludes shares held by other parties to a Voting Agreement described more fully in "Certain Relationships and Related Transactions" which may be deemed to be beneficially owned by these individuals. For the purposes of disclosure of beneficial ownership under the Securities Exchange Act of 1934, the persons identified as parties to the Voting Agreement described in "Certain Relationships and Related Transactions", holding in the aggregate 3,657,048 shares of Common Stock, are deemed to be a single person and the beneficial owners of the shares of Common Stock owned by all parties to the Voting Agreement. With respect to Mr. Mintz, a former officer and director of the Company, and Mr. Harris, a former director and current employee of the Company, beneficial ownership is presented as of the Merger Date. For a discussion of Mr. Mintz's relationship with the Company, see "General Information about the Board of Directors".

(c) Includes (i) 11,000 shares held by Mr. Olsen's wife as to which he disclaims beneficial ownership and (ii) 27,356 shares deemed beneficially owned in his capacity as executor of the Estate of Florence J. Olsen. Mr. Olsen's address is 3299 Old Barn Road East, Ponte Vedra Beach, Florida 32082.

(d) Includes 82,666 shares issuable upon exercise of options which are presently or will become exercisable within 60 days, and 222,724 shares deemed beneficially owned in his capacity as executor of the Estate of Frank J. Olsen.

(e) Includes the shares of Common Stock owned of record by Bradford Venture Partners as to which each of Mr. Simon and Ms. Henagan may be deemed to share beneficial ownership due to their having voting and dispositive power over these shares of Common Stock. Bradford Associates, a general partnership of which Mr. Simon and Ms. Henagan are the partners, is the sole general partner of Bradford Venture Partners.

(f) Includes 18,200 shares issuable upon exercise of options which are presently or will be exercisable within 60 days. Mr. Simon's address is One Rockefeller Plaza, New York, New York 10020.

(g) Includes the shares of Common Stock owned of record by Overseas Private Investor Partners, as to which each of Mr. Simon and Ms Henagan may be deemed to share beneficial ownership due to having voting power over such shares of Common Stock. Mr. Simon serves as Chairman of the Board of Directors of the corporation that acts as the managing partner of Overseas Private Investor Partners. Bradford Associates holds a 1% partnership interest in Overseas Private Investor Partners, which may increase upon the satisfaction of certain contingencies related to the overall performance of Overseas Private Investor Partners' investment portfolio, and also acts as an investment advisor for Overseas Private Investor Partners.

(h) Includes 82,866 shares issuable upon exercise of options which are presently or will become exercisable within 60 days.

(i) Includes 70,734 shares issuable upon exercise of options which are presently or will become exercisable within 60 days.

(j) Includes 25,100 shares issuable upon exercise of options which are presently or will become exercisable within 60 days.

(k) Includes 9,500 shares issuable upon exercise of options which are properties or will become exercisable within 60 days.

(l) Includes 5,000 shares issuable upon exercise of options which are presently or will become exercisable within 60 days. Mr. Bertuch's address is c/o ViaTech Publishing Solutions, 1440 Fifth Avenue, Bayshore, New York 11706.

(m) Includes 5,000 shares issuable upon exercise of options which are presently or will become exercisable within 60 days. Mr. Foster's address is c/o WPI Group, Inc., 1155 Elm Street, Manchester, New Hampshire 03101.

(n) Includes 5,000 shares issuable upon exercise of options which are presently or will become exercisable within 60 days. Mr. Schwarz's address is c/o Foilmark, Inc., 5 Malcolm Hoyt Drive, Newburyport, Massachusetts 01950.

(o) The amount shown for Ms. Henagan includes 2,611 shares of Common Stock that she owns of record as trustee under two trusts for the benefit of two relatives of Ms. Henagan. The address of the stockholder is 44 Nassau Street, Princeton, New Jersey 08542.

(p) Includes 135,998 shares issuable upon exercise of options which are presently or will become exercisable within 60 days.

(q) Includes 18,320 shares issuable upon exercise of options which are presently or will become exercisable within 60 days.

(r) Includes 13,800 shares issuable upon exercise of options which are presently or will become exercisable within 60 days.

(s) Includes 7,220 shares issuable upon exercise of options which are presently or will become exercisable within 60 days.

(t) The address of the stockholder is 44 Nassau Street, Princeton, New Jersey 08542.

(u) The address of the stockholder is Clarendon House, Church Street, Hamilton 5-31, Bermuda.

(v) Includes 461,404 shares issuable upon exercise of options which are presently or will become exercisable within 60 days.

COMPLIANCE WITH SECTION 16(a)

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who beneficially own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and furnish the Company with reports of securities ownership and changes in such ownership

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, or written representations that no other reports were required for those persons, the Company believes that during the fiscal year ended December 31, 1998 and the fiscal year ended June 30, 1999, its officers, directors, and greater than ten percent (10%) beneficial owners complied with all Section 16(a) filing requirements.

                      NOMINATION AND ELECTION OF DIRECTORS

    The Board has fixed the number of directors at ten (10). The ten seats are divided into three classes, the terms of which expire in 1999, 2000 and 2001, respectively. Currently there are three (3) directors serving terms expiring in 1999, three (3) directors whose terms expire in 2000, and four (4) directors whose terms expire in 2001. There are three (3) directors to be elected at the 1999 Annual Meeting, to serve three year terms ending in 2002, in each case until a successor has been elected and qualified or until the director's earlier resignation or removal. Each nominee has consented to be named in this Proxy Statement and to serve, if elected. If any nominee shall be unable to serve, the proxy may be voted with discretionary authority for a substitute. The Board of Directors has no reason to believe that any nominee will become unavailable to serve. Any vacancies occurring in the Board of Directors, regardless of the term, shall be filled by the Board of Directors to serve only until the next annual or special meeting of the shareholders.

    In voting for directors, each shareholder is entitled to one (1) vote for each share of Common Stock held. The three (3) persons receiving a majority of votes cast, in person or by proxy, shall be elected to the Board of Directors. Abstentions from voting and broker non-votes for the election of directors will have no effect since they will not represent votes cast at the Annual Meeting for the purpose of electing directors.

    Shareholders may withhold authority to vote for any individual nominee by striking through the nominee's name on the proxy card. Any proxy which is not so marked to withhold authority or struck through shall be deemed to be a vote for such nominee and, unless otherwise indicated on the proxy, shares will be distributed evenly among the nominees for whom authority to vote has not been withheld.

    In connection with the merger of HoloPak Technologies into the Company and as of the Merger Date, certain stockholders of the Company, representing approximately 42% of the outstanding shares of Common Stock of the Company, entered into a voting agreement pursuant to which, among other things, they agreed to vote their shares of Common Stock for the election of each of the current directors. For a more detailed description of the voting agreement, see "Certain Relationships and Related Transactions".

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

    Certain information concerning each nominee for Director, all current Directors, all executive officers and key employees of the Company is set forth below. Except as otherwise indicated, each of the persons has been employed by his or her current employer for the preceding five years. There are no family relationships between any executive officers, directors or key employees of the Company, except that Frank J. Olsen, Jr. and Carol J. Robie, are brother and sister.

A. NOMINEES FOR A THREE YEAR TERM ENDING IN 2002:

MICHAEL J. BERTUCH                             Director since 1997

    Michael J. Bertuch, 38, has been the President of ViaTech Publishing Solutions, a manufacturer of vinyl loose-leaf books, since January 1992. Prior to 1992, he was employed by DVC Industries in various executive capacities since 1986.

MICHAEL FOSTER                                 Director since 1997

    Michael Foster, 64, is the founder, and, since 1988, has served as Chairman of the Board and Chief Executive Officer, of WPI Group, Inc., a publicly-held manufacturer of hardware, software and electronic products for commercial and industrial markets.

HARVEY S. SHARE                                Director since 1999

    Harvey S. Share, 67, is the former President and Chairman of Bobst Group Inc., one of the world's largest manufacturers and suppliers of folding carton, corrugated and flexible packaging converting and printing equipment. Mr. Share retired from Bobst Group Inc. at the end of 1996. Mr. Share is a consultant to the packaging and printing equipment industry. Mr. Share is a member of a number of industry and professional associations. Mr. Share was a director of HoloPak Technologies, Inc. from July 1998 to April 1999.

B. CURRENT DIRECTORS AND OFFICERS:

DIRECTORS WHOSE TERMS EXPIRE IN 2001:

FRANK J. OLSEN, JR.                            Director since 1992

    Frank J. Olsen, Jr., 47, has served as President and Chief Executive Officer of the Company since March 1992. He served as the Chairman of the Board from October 1995 to April 1999. He is the Chief Executive Officer of the Company and each of its subsidiaries. Prior to March 1992 he was employed as Vice President--Engineering, and in various other capacities with the Company and its predecessors since 1976. Mr. Olsen is the brother of Carol J. Robie.

THOMAS R. SCHWARZ                              Director since 1997

    Thomas R. Schwarz, 62, was Chairman of Grossman's Inc., a retailer of building materials, from 1990 to 1994. From 1980 to 1990, he was President, Chief Operating Officer and a director of Dunkin' Donuts Incorporated, a food service company. Mr. Schwarz has been a director of Tridex Corporation since 1995 (and a member of the Compensation Committee) and Chairman of the Board of Directors of TransAct Technologies Incorporated (and a member of the Compensation Committee) since 1996.

ROBERT J. SIMON                                Director since 1999

    Robert J. Simon, 40, has been a Senior Managing Director of Bradford Ventures Ltd., a private investment firm, since 1992 and a general partner of Bradford Associates since 1989. Mr. Simon is Chairman of the Board or a director of numerous public and private companies, including Ampco Metal Inc., Overseas Private Investors Ltd., Overseas Equity Investors Ltd., Pamarco Technologies, Inc., FoodServ Equipment & Supply, Inc., Overseas Callander Fund and Tufco Technologies, Inc. Mr. Simon was the Chairman of the Board of Directors of HoloPak Technologies, Inc. from May 1992, and a director from 1990 to April 1999.

BRIAN KELLY                                    Director since 1999

    Brian Kelly, 56, has been the President of Delafoil, Inc., a manufacturer of metal components for the electronics industry, since March 1995. From March 1994 to March 1995, Mr. Kelly was President of Waverly Partners, Inc., a private investment firm. From September 1989 to March 1994, Mr. Kelly was President of Fitchburg Coated Products, a manufacturer of coated and laminated products. Mr. Kelly was a director of HoloPak Technologies, Inc. from June 1995 to April 1999.

DIRECTORS WHOSE TERMS EXPIRE IN 2000:

EDWARD D. SULLIVAN                             Director since 1994

    Edward D. Sullivan, 66, has served as a consultant to the Company since his retirement on December 31, 1996. Mr. Sullivan served as Vice President--West Coast Operations of the Company from 1994 until his retirement on December 31, 1996, and Vice President and General Manager of West Foils, Inc., a subsidiary of the Company, from 1995 until December 31, 1996. He was President of West Foils, Inc., which he founded in 1988, through 1994.

JAMES L. ROONEY                                Director since 1999

    James L. Rooney, 62, has served as a consultant to the Company since the Merger Date. He was the Chief Executive Officer and a director of HoloPak from September 1997 to April 1999. He was the President of C&C Consulting from January 1995 to September 1997. He was Senior Vice President at Rexam Inc., Coated Products Group, from 1993 to 1995. From 1991 to 1993, he was the President of Release International, a Rexam Inc. company, and from 1984 to 1991 he was the President of H.P. Smith Inc., a division of Specialty Coatings International, formerly James River Corp. He also serves as a director of Lexon Technologies.

MICHAEL S. MATHEWS                             Director since 1999

    Michael S. Mathews, 59, has been a managing director of Westgate Capital Co., a private investment firm, since January 1993. Mr. Mathews was a director of HoloPak from 1990 to 1999. From 1989 through January 1993, Mr. Mathews served as a managing director of Bradford Ventures Ltd., a private investment firm and prior to such time, he was the President of DnC Capital Corporation, a merchant banking and investment firm, for more than five years. Mr. Mathews is also a director of Petroleum Geo-Services A/S.

NON-DIRECTOR EXECUTIVE OFFICERS:

PHILIP LEIBEL                                   Officer since 1992

    Philip Leibel, 61, has been Vice President--Finance since March 1992 and is Treasurer, Assistant Secretary and Chief Financial Officer of the Company and each of its subsidiaries. He has been Chief Financial Officer of the Company and its predecessors since 1977.

WILHELM P. KUTSCH                               Officer since 1992

    Wilhelm P. Kutsch, 56, has been Senior Vice President--Foil Operations since March 1992, and served as Vice President--Foil Operations prior to March 1992. Mr. Kutsch served on the Board of Directors from 1994 to 1999. He has also served as Vice President and Operations Manager of Foilmark Manufacturing Corporation since 1979. Mr. Kutsch has over 20 years experience in the hot stamping industry.

CAROL J. ROBIE                                  Officer since 1992

    Carol J. Robie, 43, has been Vice President--Administration since March 1992. Ms. Robie served on the Board of Directors from 1992 to 1999. She served as Administrative Manager of the Company in 1990 and 1991, and also has been employed in various capacities by Foilmark Manufacturing Corporation since 1977. She also serves as Secretary of the Company. Ms. Robie is the sister of Frank J. Olsen, Jr.

DAVID SLEIGHT                                   Officer since 1999

    David Sleight, 46, joined the Company in June 1999 as Vice President--Sales and Marketing. Prior thereto, Mr. Sleight served as National Marketing Manager and National Sales Manager of AEP Industries (formerly Borden Global Packaging) (from 1986 to 1999). Prior thereto, he was employed as District Sales Manager for Mobil Corporation (from 1984 to 1986).

GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

    There were four (4) regular and two (2) special meetings of the Board of Directors in the 1998 fiscal year. There was one (1) meeting of the Board of Directors during the 1999 fiscal year prior to the Merger Date. There was one
(1) regular and one (1) special meeting of the new Board of Directors after the Merger Date during fiscal 1999. During the 1998 and 1999 fiscal years each incumbent director attended at least 75% of the aggregate of (a) the total number of meetings of the Board held during the period for which such incumbent was a director, and (b) the total number of meetings held by all committees of the Board on which such incumbent served.

    Directors of the Company who are not full time employees of the Company or its operating subsidiaries receive a retainer of $2,000 per calendar quarter as well as a fee of $750 for each Board meeting attended, and a fee of $350 per committee meeting attended, in person or telephonically. The Board of Directors has three standing committees: the Executive Committee, the Compensation Committee and the Audit Committee.

    The Executive Committee has consisted of Frank J. Olsen, Jr., Michael Foster, Robert J. Simon and Michael S. Matthews since the Merger Date. Michael
J. Bertuch and Edward D. Sullivan served on the Executive Committee during the 1998 fiscal year and the 1999 fiscal year until their resignations on the Merger Date. In addition, Philip Leibel attends Executive Committee Meetings in a non-voting capacity. The Executive Committee conducts the affairs and business of the Company between meetings of the Board of Directors, subject to certain limitations set forth in the Company's Certificate of Incorporation. The Executive Committee met 3 times during fiscal 1998 and 2 times during fiscal 1999.

    The Compensation Committee has consisted of Thomas R. Schwarz, Edward D. Sullivan, Michael S. Mathews and Robert J. Simon since the Merger Date. Michael Bertuch, Michael Foster and Frank J. Olsen, Jr., served on the Compensation Committee during the 1998 fiscal year and the 1999 fiscal year until their resignations on the Merger Date. Leonard A. Mintz served on this committee until his resignation in December 1998. The Compensation Committee determines the compensation to be paid by the Company to its officers, administers the 1993 Stock Option Plan, the 1995 Incentive Compensation Plan, the Non-Employee Directors' Stock Plan and the HoloPak 1993 Stock Plan and determines to whom such options will be granted and the number of shares of Common Stock to be included in such options. The Compensation Committee met 3 times during fiscal 1998 and 2 times during fiscal 1999.

    The Audit Committee has consisted of Michael J. Bertuch, Michael Foster, Brian Kelly and Harvey S. Share since the Merger Date. During fiscal 1998 and fiscal 1999 until the Merger Date, the Audit Committee consisted of Michael J. Bertuch and Michael Foster. The Audit Committee is responsible primarily for recommending the accounting firm to be appointed as independent public accountant to audit the Company's financial statements and to perform services related to the audit, reviewing the scope and results of the audit with the independent public accountants, reviewing with management and the independent public accountants the Company year-end operating results, considering the adequacy of the internal accounting and control procedures of the Company, reviewing the non-audit services to be performed by the independent public accountants and considering the effect of such performance on the accountants' independence. The Audit Committee met 2 times during fiscal 1998 and 3 times during fiscal 1999.

    Martin A. Olsen, a director of the Company until the Merger Date and, until October 1995, Chairman of the Board and Secretary of the Company, received $176,800 in fiscal 1998 pursuant to a Consulting Services Agreement with the Company which was entered into in December 1995. The Consulting Agreement terminated in December 1998. The agreement prohibits Mr. Olsen from competing with the Company until after December 1999, and prohibits the disclosure of any confidential or proprietary information.

    On December 21, 1998, Leonard Mintz resigned as a director and Senior Vice President of the Company. At that time, Mr. Mintz agreed to the termination of his 1992 employment agreement with the Company and entered into a non-competition agreement with the Company which expires on December 1, 2003. Under the non-competition agreement, the Company has agreed to pay Mr. Mintz:
(1) $14,886.50 per month for 18 months commencing January 1, 1999; (2) $5,762.52 on July 1, 2000; (3) $4,167 per month commencing January 1, 1999, through December 1, 2003; and (4) other incidental health and related benefits. During the term of the non-competition agreement, Mr. Mintz has agreed not to compete with the Company or its affiliates or solicit sales, customers or employees of the Company or its affiliates.

    On January 1, 1999, the Company and Edward D. Sullivan entered into a Consulting Agreement which expires December 31, 1999 unless renewed by the parties for successive one year terms. Under the Consulting Agreement, Mr. Sullivan shall receive fifty percent (50%) of his average compensation for 1995 and 1996 which was payable under an employment agreement that was terminated by a Consulting Agreement which expired December 31, 1998. Mr. Sullivan received $89,856 during the 1998 fiscal year and $48,384 during the 1999 fiscal year under the Consulting Agreement. In return, Mr. Sullivan provides advisory services to the Company in conjunction with sales management, strategic sales objectives and general supervision of the Company's Westfoils division. The Consulting Agreement prohibits Mr. Sullivan from competing with the Company during the term and for a period of three (3) years thereafter. The Consulting Agreement prohibits the disclosure of any confidential or proprietary information, including inventions. The Agreement also entitles Mr. Sullivan to the use of an automobile.

    On the Merger Date and in connection with the consummation of the merger of HoloPak Technologies, Inc. with and into the Company, James L. Rooney entered into a one year consulting agreement with the Company pursuant to which he will receive compensation of $105,000 in return for the provision of advisory services to the Company, HoloPak and Transfer Print Foils, a wholly-owned subsidiary of HoloPak.

                             EXECUTIVE COMPENSATION

    The following table sets forth the total compensation of the chief executive officer and the other two most highly compensated executive officers (the "Named Executive Officers") of the Company for services in all capacities to the Company or its subsidiaries for the fiscal year ended June 30, 1999 and the total compensation earned by such individuals for the Company's three previous fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                                                            COMPENSATION AWARDS
                                                          ANNUAL COMPENSATION(a)        ----------------------------
                                                      -------------------------------                   ALL OTHER
NAME AND PRINCIPAL POSITION                            YEAR      SALARY($)   BONUS($)   OPTIONS(#)   COMPENSATION(b)
----------------------------------------------------  ------     ---------   --------   ----------   ---------------
Frank J. Olsen, Jr..................................    1999(c)    135,131       --       15,000          3,000
  President and Chief Financial Officer                 1998       233,295       --       34,666          3,000
                                                        1997       202,413       --           --          4,160
                                                        1996       195,546       --       10,000             --

Wilhelm P. Kutsch...................................    1999(c)    120,399       --       12,000          3,000
  Senior Vice President                                 1998       184,235       --       29,466          3,000
                                                        1997       172,272       --           --          4,160
                                                        1996       180,098    9,352       32,900             --

Philip Leibel.......................................    1999(c)     97,080       --        8,000          3,000
  Vice President & Chief Financial Officer              1998       173,785       --       24,534          3,000
                                                        1997       160,789       --           --          4,160
                                                        1996       155,498       --       30,700          2,395

------------------------

(a) Any perquisites or other personal benefits received from the Company by any of the named executives were substantially less than the reporting thresholds established by the Securities and Exchange Commission (the lesser of $50,000 or 10% of the individual's salary and bonus).

(b) Amounts in the "All Other Compensation" column represent contributions to the Company's Profit-Sharing Plan.

(c) Information presented for the six month period ending June 30, 1999.

    The following table sets forth certain information regarding stock options exercised during fiscal 1999 and unexercised options held by the Named Executive Officers as of the end of the 1999 fiscal year.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND YEAR-END OPTION/SAR VALUES

                                                                                                    NUMBER OF SECURITIES
                                                                      UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                       SHARES                          OPTIONS/SAR AT FISCAL        IN-THE-MONEY OPTION/
                                      ACQUIRED                             YEAR END 1999                   SARS($)
                                         ON              VALUE        -----------------------  -------------------------------
NAME                                  EXERCISE      REALIZED($)(a)    EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE(b)
----------------------------------  -------------  -----------------  -----------------------  -------------------------------
Frank J. Olsen, Jr.(c)............           --               --               82,666/0                         0/0
Wilhelm P. Kutsch(d)..............           --               --               82,866/0                         0/0
Philip Leibel(e)..................           --               --               70,734/0                         0/0

------------------------

(a) Based on closing price of the Common Stock on date of exercise less the exercise price.

(b) Based on the closing price of the Common Stock on June 30, 1999 (2.44) minus the exercise price. For information presented for fiscal 1998, the value of unexercised in-the-money options and SARS was derived from subtracting the exercise price from the closing price of the common stock on December 31, 1998 (1.72).

(c) For fiscal 1998, Mr. Olsen had 67,766 exercisable and no unexercisable options.

(d) For fiscal 1998, Mr. Kutsch had 70,866 exercisable and no unexercisable options.

(e) For fiscal 1998, Mr. Leibel had 62,734 exercisable and no unexercisable options.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee is responsible for setting and administering the policies which govern both annual compensation and incentive programs for key managerial executives. The Committee usually meets twice annually for the purpose of granting salary increases and bonus awards. It evaluates corporate and individual performance, current compensation, and share ownership of the managerial group. The employees of the Company who participate in the bonus and stock option plans are those who, in the estimation of the Compensation Committee, have a substantial opportunity to enhance shareholder value over time.

    The Committee's purpose is to ensure that management is enabled to attract and retain well-qualified employees who are capable of managing for the benefit of shareholders and contributing to the Company's success. To accomplish this goal, compensation is intended to be competitive both within the industry as a whole and when compared to like-size companies in the geographical areas served by the Company. Inflation, the cost of living, and business conditions are taken into consideration. Additionally, the Company surveys other manufacturing companies and obtains compensation information from approximately 10 industry participants.

    The final determination of the base salary adjustments and incentive bonus awards is made solely by the Compensation Committee after consultation with the Chief Executive Officer. Stock option grants are made by the Compensation Committee. In setting an executive's base salary and bonus and in granting stock options, consideration is given to maintenance of the executive's level of responsibility, and the performance of the executive's area of responsibility. Stock options are granted considering the nature of the industry and the desirability of long-term incentives. Bonus awards are paid following fiscal year end and represent awards for the preceding year.

    With respect to compensation of the Chief Executive Officer ("CEO"), the Compensation Committee meets without him being present to evaluate his performance and reports on that evaluation to the independent directors of the Board. In connection with the merger of HoloPak into Foilmark and on the Merger Date, Mr. Olsen entered into an employment agreement with the Company, which agreement and compensation thereunder was approved by the Compensation Committee. For a more detailed description of the terms of Mr. Olsen's employment agreement, see "--Employment Agreements". The Compensation Committee exercises greater discretion with respect to CEO compensation than with other key executives, and considers the performance of the Company relative to the Company's profit goals. The Compensation Committee also considers the short and long-term performance of the Company relative to industry peers and to similar industries. Major weight is given to operating earnings, as with other managers. Finally, the Compensation Committee considers particular accomplishments of the CEO which are judged to contribute to long-term shareholder value. Other factors which influence the CEO's compensation include his establishment of clear and sound objectives and the achievement of those objectives, his ability to create overall management strength, his performance in communicating and in causing top managers to communicate effectively with the Board, and his use of the Board as a resource to aid effective management. The Committee does not evaluate these factors by a predetermined formula or weighting, but reaches its conclusions based on the judgments of its members. There were no bonuses paid to executive officers of the Company in fiscal 1998 or fiscal 1999.

    The foregoing reports are presented by the following:

  As to the matters relating to cash compensation and stock options for fiscal
                                     1998:

                               Michael J. Bertuch
                                 Michael Foster
                               Thomas R. Schwarz
                              Frank J. Olsen, Jr.
                                Leonard A. Mintz

  As to the matters relating to cash compensation and stock options for fiscal
                                     1999:

                   Michael J. Bertuch (until the Merger Date)
                     Michael Foster (until the Merger Date)
                               Thomas R. Schwarz
                   Frank J. Olsen, Jr.(until the Merger Date)
                    Edward Sullivan (since the Merger Date)
                  Michael S. Matthews (since the Merger Date)
                    Robert J. Simon (since the Merger Date)

EMPLOYMENT AGREEMENTS

    On the Merger Date, in connection with the completion of the merger of HoloPak into Foilmark, the Company entered into employment agreements with Frank
J. Olsen, Jr.

    Mr. Olsen's employment agreement is for a term of five years. During the employment period, Mr. Olsen will serve as Chief Executive Officer and President of Foilmark. During the employment period, Mr. Olsen will receive an annual salary of $260,000 plus bonus. Under Mr. Olsen's employment agreement, upon the termination of his employment other than for cause or for reason of death or disability, he will be entitled to receive, for a period equal to the greater of the remainder of the initial employment period or any renewal period or 3 years after the date of termination, monthly payments, in an amount equal to one-twelfth of his then current annual base salary together with pro-rated annual target bonus and continuation of all benefits. In addition, upon a termination as a result of a terminating event, all of Mr. Olsen's stock options will vest immediately. The employment agreement prohibits Mr. Olsen from disclosing confidential information and competing with Foilmark during his employment period and for specified periods thereafter.

    As of July 1, 1999, the Company entered into an employment agreement with each of Wilhelm P. Kutsch, Philip Leibel and Carol J. Robie. The terms of the employment agreements are substantially the same, except for the base salary and duties to be performed. Ms. Robie's employment agreement expires on June 30, 2002, with successive one-year renewal terms unless terminated by either party. Mr. Kutsch's agreement expires on June 30, 2002 with successive two-year renewal terms unless earlier terminated by either party and Mr. Leibel's agreement expires on June 30, 2001 with successive one-year renewal terms unless earlier terminated by either party. If an employee's employment is terminated with cause or as a result of his death or disability, the Company's obligation to compensate the employee under his employment agreement also terminates. If the Company terminates an employee's employment without cause, the Company is obligated to pay severance of the employee's salary for the longer of (a) any remaining part of the initial term or (b) 12 months.

    Each employment agreement prohibits the employee from competing with the Company during the term of the agreement and for a period equal to the longer of
(a) the period in which any compensation is paid to the employee under the employment agreement or (b) one year following the date of termination. Each employee is eligible under the agreements to a fiscal year-end bonus at the Board's discretion. Employees' benefits include group medical insurance coverage (partially contributory), holidays, life insurance, long-term disability insurance (contributory), short-term disability insurance (partially contributory), travel accident insurance and profit sharing plan. The agreements prohibit employees from using or disclosing any proprietary information to any other party at any time during the period of employment by the Company or thereafter, except information that the employee is authorized to disclose.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 1998, the Compensation Committee consisted of Michael J. Bertuch, Michael Foster, Thomas R. Schwarz, Frank J. Olsen, Jr. and Leonard A. Mintz. During fiscal 1999, the Compensation Committee consisted of Michael Bertuch, Michael Foster, Frank J. Olsen, Jr. and Thomas Schwarz until the Merger Date. Since the Merger Date, the Compensation Committee has consisted of Thomas R. Schwarz, Edward Sullivan, Michael Mathews and Robert J. Simon. Mr. Olsen is an executive officer of the Company, and Mr. Mintz was an executive officer of the Company until his resignation in December 1998. Mr. Sullivan serves as a consultant to the Company pursuant to a consulting agreement. Mr. Sullivan was an executive officer of the Company until his retirement in December 1996.

    In connection with the merger of HoloPak into the Company, the Company agreed to guarantee the payment obligation of HoloPak under a consulting agreement among HoloPak and Transfer Print Foils, Inc., a subsidiary of HoloPak, and Bradford Associates which was entered into in February 1990 and restated in October 1991. On November 17, 1998, HoloPak, Transfer Print and Bradford Associates amended the consulting agreement in order to extend its term to March 1, 2004, with automatic renewals for successive one-year terms unless notice of termination is given by either party to the other at least 120 days prior to the close of the then current one-year period. Under this agreement, Bradford Associates provides various financial consulting services to HoloPak and Transfer Print. Mr. Simon is a partner of Bradford Associates, which is a general partner of Bradford Venture Partners, which holds 10.6% of the outstanding Common Stock of the Company. HoloPak is obligated to pay Bradford Associates a monthly fee of $16,667.67 (or $200,000 per year) under the agreement, plus reasonable out-of-pocket expenses. During the period from the Merger Date to June 30, 1999, HoloPak paid Bradford Associates $33,335.34.

    Bradford Venture Partners, the beneficial owner of approximately 10.6% of the outstanding shares of Common Stock, Overseas Private Investor Partners, the beneficial owner of approximately 10.6% of the outstanding shares of Common Stock, James L. Rooney, Robert J. Simon, Michael S. Mathews, Brian Kelly and Harvey S. Share have been granted demand and piggy-back registration rights by the Company pursuant to a registration rights agreement dated as of the Merger Date. Robert J. Simon, Chairman of the Board, is a partner of Bradford Associates, which is a general partner of Bradford Venture Partners. Mr. Simon is also the Chairman of the Board of Directors of Overseas Private Investors, Ltd., the managing partner of Overseas Private Investor Partners.

    Under the registration rights agreement, all expenses associated with the registration of Common Stock will be paid by the Company, except for underwriting discounts and commissions. In addition, the Company has agreed to indemnify the stockholders holding registration rights for liability arising out of information contained in a registration statement, except for information provided by these stockholders. Similarly, the stockholders holding registration rights have agreed to indemnify the Company for information furnished by them to the Company for use in a registration statement.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Pursuant to the merger of HoloPak into the Company, as of the Merger Date, the Company entered into a number of agreements, including the registration rights agreement and the guarantee of payment obligations under the Bradford consulting agreement. In addition, on the Merger Date, a voting agreement was entered into by the following stockholders representing approximately 46% of the outstanding shares of Common Stock: Robert J. Simon, Chairman of the Board, Bradford Venture Partners, Overseas Private Investor Partners, James L. Rooney, Harvey S. Share, Brian Kelly, Michael S. Mathews, Frank J. Olsen, Jr., President and Chief Executive Officer, Carol Robie, Vice President-Administration, Michael Foster, Martin A. Olsen, Leonard Mintz, Edward Sullivan, Thomas Schwarz, Kenneth Harris, Vice President-Pad Printing Operations, and Michael Bertuch. Under the voting agreement, the above-listed stockholders agreed to vote all of their shares of Common Stock to:

    - elect each of Mr. Olsen, Mr. Bertuch, Mr. Schwarz, Mr. Sullivan, Mr. Foster, Mr. Simon, Mr. Rooney, Mr. Share, Mr. Kelly and Mr. Mathews to the Board of Directors of the Company. In the event of a vacancy due to the resignation or removal of any of Mr. Bertuch, Mr. Schwarz, Mr. Foster or Mr. Sullivan, Mr. Olsen shall designate a replacement director. In the event of a vacancy due to the resignation or removal of any of Mr. Rooney, Mr. Share, Mr. Kelly or

      Mr. Mathews, Bradford Associates shall designate a replacement director. The voting agreement shall terminate on the earlier of the fifth anniversary of the Merger Date or when either of the Foilmark parties or the HoloPak parties as a group own less than 5% of the outstanding shares of Common Stock;

    - elect Mr. Simon as the Chairman of the Board of the Company;

    - elect Mr. Simon, Mr. Mathews, Mr. Olsen and Mr. Foster to the Executive Committee, of which Mr. Simon will be the Chairman;

    - elect Mr. Schwarz, Mr. Sullivan, Mr. Mathews and Mr. Simon to the Compensation Committee, of which Mr. Schwarz will be the Chairman; and

    - elect Mr. Foster, Mr. Kelly, Mr. Share and Michael Bertuch to the Audit Committee of which Mr. Bertuch will be the Chairman.

    The Company also entered into a replacement registration rights agreement, dated as of the Merger Date, pursuant to which certain registration rights previously granted by the Company to Martin A. Olsen, Leonard Mintz, Kenneth Harris, Steven Meredith and Edward Sullivan were terminated, and replacement registration rights were granted.

    In November 1994, Leonard A. Mintz, Martin A. Olsen, Frank J. Olsen, Jr., Carol J. Robie, and Florence J. Olsen entered into a voting agreement with Edward Sullivan, which obligated the parties to vote for each management shareholder and Edward Sullivan as a director of the Company. This voting agreement was terminated as of the Merger Date. For a more detailed discussion of each of Mr. Mintz's and Mr. Sullivan's relationship with the Company, see "General Information About the Board of Directors".

    In connection with the acquisition of the assets of Imtran Industries, Inc. in 1995, Foilmark Manufacturing Corporation, the successor entity to Imtran Foilmark, Inc., the wholly-owned subsidiary of the Company to which Imtran's assets were transferred, entered into a five year lease of the premises where Imtran operated its business. Mr. Harris is a trustee of the trust that owns the premises and served as a director of the Company until the Merger Date. The terms of the lease provide for annual rent of $137,500 during the initial five year term, and payment of "Market Rent" for the duration of a single extension term of two years. In July 1996, in consideration of the use by the Company of additional space, the Company increased its annual rental payments by $5,000 per month to $197,500 per year.

    AMENDMENT OF 1995 AMENDED AND RESTATED STOCK INCENTIVE COMPENSATION PLAN

    The Foilmark, Inc. 1995 Amended and Restated Stock Incentive Compensation Plan (the "1995 Plan") is proposed to be amended to increase the number of authorized shares reserved for issuance thereunder from 400,000 to 600,000.

    On August 19, 1999 the Board of Directors, subject to shareholder approval at the Annual Meeting, adopted an amendment to the 1995 Plan to increase the number of authorized shares from 400,000 to 600,000. At September 15, 1999, 349,408 of the 400,000 shares of Common Stock were subject to existing options. The proposed amendment would allow the Company grater flexibility to attract, motivate, retain and reward key employees of the Company and other selected persons. THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL. The affirmative vote of the holders of a majority of shares of Common Stock eligible to vote at the Annual Meeting is required to approve the proposal to amend the 1995 Plan.

    A summary of the principal provisions of the 1995 Plan, as it is proposed to be amended, is set forth below. As amended, there are 250,592 shares of common stock available for issuance under the 1995 Plan. Options to purchase 75,000 shares of Common Stock have been granted under the 1995 Plan, as amended, subject to stockholder approval of the increase in the number of authorized shares under the 1995 Plan. The number of shares of Common Stock authorized by the Plan is subject to adjustment by the Board in the event of any change in the number of shares of the Company's outstanding Common Stock resulting from stock splits, stock dividends, combinations or exchanges of shares or other similar capital adjustments. Shares of Common Stock covered by an option which is no longer exercisable with respect to such shares shall again be available for issuance under the Plan.

ADMINISTRATION AND ELIGIBILITY

    The 1995 Plan is administered by the Board of Directors or a committee appointed by the Board of Directors (the "Compensation Committee"). The 1995 Plan empowers the Compensation Committee, among other things, to interpret the 1995 Plan, to make all determinations deemed necessary or available for the administration of the 1995 Plan and to award to officers and other key employees of the Company and its subsidiaries and certain other key employees of the Company and its subsidiaries and certain other eligible persons ("Eligible Employees"), as selected by the Compensation Committee, options, including incentive stock options ("ISOs") as defined in the Internal Revenue Code (the "Code"), stock appreciation rights ("SARs"), limited stock appreciation rights ("LSARs"), shares of restricted stock, deferred stock, stock purchase rights, and other stock-based awards valued by reference to Common Stock, based on the performance of the participant, the performance of the Company or its Common Stock and/or such other factors as the Compensation Committee deeds appropriate. The various types of awards under the 1995 Plan are collectively referred to as "Awards".

TRANSFERABILITY

    Generally speaking, Awards under the 1995 Plan are not transferable other than by will or the laws of descent and distribution, are exercisable only by the participant, and may be paid only to the participant or the participant's beneficiary or representatives. A stock option granted under the 1995 Plan which is not intended to qualify as an ISO may be transferred to a family member, trust or partnership for the benefit of such person so long as the transfer is in compliance with Rule 16b-3 under the Securities Exchange Act of 1934.

OPTIONS

    An option is the right to purchase shares of Common Stock at a future date at a specified price. The option price is generally the closing price for a share of Common Stock as reported on the Nasdaq National Market ("fair market value") on the date of grant, but may be lesser amount if authorized by the Committee. The 1995 Plan authorizes the Compensation Committee to award options to purchase Common Stock at an exercise price which may be less than 100% of the fair market value of such stock at the time the option is granted, except in the case of ISOs.

    An option may be granted as an incentive stock option, as defined in the Code, or a nonqualified stock option. An ISO may not be granted to a person who, at the time the ISO is granted, owns more than 10% of the total combined voting exercise power of all classes of stock of the Company and its subsidiaries unless the exercise price is at least 110% of the fair market value of shares of Common Stock subject to the option and such option by its terms is non exercisable after the expiration of five years from the date such option is granted. The aggregate fair market value of shares of Common Stock (determined at the time the option is granted) for which ISOs may be first exercisable by an option holder during any calendar years under the 1995 Plan or any other plan of the Company or its subsidiaries may not exceed $100,000. A nonqualified stock option is not subject to any of these limitations.

    The 1995 Plan permits optionees, with certain exceptions, to pay the exercise price of options in cash, Common Stock (valued at its fair market value on the date of exercise), a promissory note, or a combination thereof. Cash received by the Company upon exercise will constitute general funds of the Company and shares of Common Stock received by the Company upon exercise will return to the status of authorized but unissued shares.

SARS

    The 1995 Plan authorizes the Compensation Committee to grant SARs concurrently (and in tandem) with the grant of options. An SAR granted in tandem with an option is only exercisable when and to the extent that the related option is exercisable. An SAR entitles the holder to receive upon exercise the excess of the fair market value of a specific number of shares of Common Stock at the time of exercise over the option price. This amount may be paid in Common Stock (valued at its fair market value on the date of exercise), cash or a combination thereof, as the Compensation Committee may determine. Unless the Award agreement provides otherwise, the option granted concurrently with the SAR must be cancelled to the extent that the appreciation right is exercised and the SAR must be cancelled to the extent the option is exercised. LSARs, limited to certain periods of time around a major event, such as a reorganization or change in control, may be also granted under the 1995 Plan.

RESTRICTED STOCK

    The 1995 Plan authorizes the Compensation Committee to grant restricted stock to Eligible Employees on such conditions and with such restricted periods as the Compensation Committee may designate. During the restricted period, stock certificates evidencing the restricted shares will be held by the Company or a third party designated by the Compensation Committee and the restricted shares may not be sold, assigned, transferred, pledged or otherwise encumbered.

DEFERRED STOCK

    The 1995 Plan authorizes the Compensation Committee to grant Deferred Stock either alone or in tandem with other Awards on such terms and conditions as the Compensation Committee shall determine.

STOCK PURCHASE RIGHTS

    The Compensation Committee may grant to Eligible Employees Stock Purchase Rights allowing the purchase of Common Stock including Restricted Stock and Deferred Stock.

OTHER STOCK-BASED AWARDS

    In addition to awards granted under other provisions of the 1995 Plan, performance shares, convertible preferred stock, convertible debentures and other performance-based awards may be granted under the 1995 Plan.

TERMS AND EXERCISE PERIOD OF AWARDS

    The 1995 Plan provides that Awards may be granted for such terms as the Compensation Committee may determine but not greater than ten years after the date of the Award. Options and SARs will generally be exercisable ten years from the date of grant and unearned restricted stock and other Awards will generally vest or be forfeited upon the termination of the holder's employment prior to the end of the restricted period. Generally speaking, options which have been exercisable prior to termination of employment will remain exercisable for three months thereafter (12 months in the case of death). Such periods, however, cannot exceed the expiration dates of the Options. SARs have the same post-termination provisions as the Options to which they relate. The Compensation Committee has the authority to accelerate the exercisability of Awards or (within the maximum ten-year term) extend the exercisability periods.

TERMINATION, AMENDMENT AND ADJUSTMENT

    The 1995 Plan may be terminated by the Board of Directors at any time. In addition, the Board may amend the 1995 Plan from time to time, without the authorization or approval of the Company's shareholders, unless the amendment (i) materially increases the benefits accruing the participants under the 1995 Plan, (ii) materially increases the aggregate number of securities that may be issued under the 1995 Plan or (iii) materially modifies the requirements as to eligibility for participation in the 1995 Plan, but in each case only to the extent then required by the Code or applicable law, or deemed necessary or advisable by the Board of Directors.

    Upon occurrence of the Change in Control Event (as defined in the Stock Option Plan), there will be an acceleration of vesting.

    Individual awards may be amended by the Compensation Committee in any manner consistent with the Stock Option Plan. Amendments that adversely affect the holder of any Award, however, are subject to his or her consent.

    The 1995 Plan is not exclusive and does not limit the authority of the Board of Directors or the Compensation Committee to grant other awards, in stock or cash, or to authorize other compensation, under any other plan or authority.

FEDERAL INCOME TAX CONSEQUENCES

    The federal income tax consequences of the 1995 Plan under current federal law are summarized in the following discussion of general tax principles applicable to the 1995 Plan. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

    The Company is generally entitled to deduct and the optionee recognizes taxable income in an amount equal to the difference between the option price and the fair market value of the shares at the time of exercise of nonqualified stock options. With respect to ISOs, the Company is generally not entitled to a deduction nor does the participant recognize income, either at the time of grant or exercise or (provided the participant holds the share at least two years after grant and one year after exercise) at any later time. Rather, the participant receives capital gains treatment on the difference between his basis and ultimate sales price.

    The current federal income tax consequences of other Awards authorized under the 1995 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as Options; restricted stock is taxed at a time of vesting, unless effectively deferred, although employees may elect earlier taxation and convert future gains to capital gains; bonuses and stock units are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.

    If an award is accelerated under the 1995 Plan in connection with a change in control (as this term is used under the Code), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration if it exceeds certain threshold limits under the Code, and certain related excise taxed may be triggered. Furthermore, if compensation attributable to Awards is not "performance-based" within the meaning of Section 162(m) of the Code, the Company may not be permitted to deduct aggregate compensation that is not performance-based, to the extent it exceeds $1,000,000 in any tax year.

                 AMENDMENT OF NON-EMPLOYEE DIRECTORS STOCK PLAN

    The Foilmark, Inc. Non-Employee Directors Stock Plan (the "Directors Plan") is proposed to be amended to increase the number of authorized shares reserved for issuance thereunder from 75,000 to 150,000.

    On August 19, 1999, the Board of Directors, subject to shareholder approval at the Annual Meeting, adopted an amendment to the Directors Plan to increase the number of authorized shares from 75,000 to 150,000. At September 15, 1999, 40,000 of the 75,000 shares of Common Stock were subject to existing options. The proposed amendment would allow the Company to continue its program of granting options to eligible directors. THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL. The affirmative vote of the holders of a majority of shares of Common Stock eligible to vote at the Meeting is required to approve the proposal to amend the Directors Plan.

    The purpose of the Directors Plan is to promote the success of the Company by providing an additional means through the grant of stock options to attract, motivate and retain experienced and knowledgeable directors.

    Only non-employee directors of the Company are eligible for participation in the Plan. Should a non-employee director (i) fail to be re-elected to the Board,
(ii) resign or (iii) become an employee of the Company, such director shall no longer be eligible to participate in the Plan. If a director fails to be re-elected, or otherwise ceases to be a director for reasons other than death or disability, all options not then currently exercisable shall terminate immediately, and any remaining Options then exercisable may be exercised within twenty-four months from the date of termination. Options shall terminate if not exercised before twenty-four months from the date of termination. If a director ceases to be a director of the Company by reason of death or disability, all options not then currently exercisable shall become immediately exercisable and may be exercised at any time within twenty-four months from the date of death or disability.

    The plan provides for options not qualifying as incentive options under
Section 422 of the Internal Revenue Code ("Non-Qualified Options" or "Options"). Options to purchase 5,000 shares of the Company's Common Stock shall be granted to each non-employee director upon the date of election of each director, and Options to purchase an additional 2,500 shares of Common Stock shall be granted yearly on the date of the Company's Annual Meeting of Shareholders. Options may only be exercised within 10 years of the date of the grant, and shall vest six months after the date of the grant. Options may be exercised in whole or in part by written notice accompanied by payment in full, either in cash or in the Common Stock of the Company. Options granted under the Plan may not be transferred or assigned other than by will or the laws of descent and distribution. However, if compliance of the Plan with Rule 16b-3 under the Securities Exchange Act of 1934 ("Rule 16b-3") would not be adversely affected, Options may be transferred for no consideration to members of the Option holder's immediate family, to a trust for the benefit of members of the Option holder's immediate family or to a partnership whose only parties are members of the Option holder's immediate family. In the event of a Change in Control (as defined in the Plan), the Board may, as to all Options not then currently exercisable, provide by written notice that all unexercised Options must be exercised within 30 days of the date of such notice or they will be terminated.

    The Company may deduct from shares due an Option holder any federal, state or local taxes of any kind required to be withheld with respect to the exercise of an Option.

    The Board of Directors may terminate or amend the Plan at any time but shall amend the Plan no more than once every six months other than to comply with changes in the Internal Revenue Code or the Employee Retirement Income Security Act. To the extent required by Rule 16b-3, any amendment which increases the aggregate number of shares of the Company's Common Stock materially increases benefits accruing to eligible persons under the Plan, or materially modifies requirements of eligibility under the Plan, shall be subject to shareholder approval.

    Upon grant of the Option, the Option holder will recognize no income. Upon exercise of the Option (if the shares of Common Stock are not subject to substantial risk of forfeiture), the Option holder will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price, and the Company will qualify for a deduction in the same amount, subject to the requirement that the compensation be reasonable. The Company will be required to comply with applicable Federal income tax withholding requirements with respect to the amount of ordinary compensation income recognized by the Option holder. On a disposition of the shares, the Option holder will recognize gain or loss equal to the difference between the amount realized and the sum of the exercise price and the ordinary compensation income recognized. Such gain or loss will be treated as capital gain or loss if the shares are capital assets and as short-term or long-term capital gain or loss, depending upon the length of time that the Option holder held the shares.

    If the shares acquired upon exercise of an Option are subject to a substantial risk of forfeiture, the Option holder will recognize income at the time when the substantial risk of forfeiture is removed and the Company will qualify for a corresponding deduction at such time.

APPROVAL OF SELECTION OF AUDITORS

    Upon recommendation of the Audit Committee, the Foilmark Board has selected KPMG LLP, certified public accountants, as independent auditors for the Company for the fiscal year ending June 30, 2000. That firm has acted as independent auditors for the Company for more than 7 years, and the Board considers it highly qualified. Although it is not required to do so, the Board of Directors wishes to submit the selection of KPMG LLP for shareholders' approval at the Annual Meeting. If the shareholders do not give approval, the Board will reconsider its selection.

    Representatives of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THIS
APPOINTMENT.

COMPARATIVE PERFORMANCE GRAPH

    The following graph compares the cumulative total shareholder return on the Common Stock with the cumulative total shareholder return of (i) the Standard and Poor's 500 Index (the "S & P 500 Index"), and (ii) a peer group of companies consisting of Advanced Deposition Technologies, CFC International Inc., Outlook Group Corp. and Viskase Corporation (the "Peer Group") assuming an investment of $100 on June 23, 1994, in each of the Common Stock of the Company, the S & P 500 Index and the Peer Group stocks. The graph assumes dividend reinvestment with respect to companies in the Peer Group, and the returns of each such company have been weighted at each measurement point to reflect relative stock market capitalization. The graph commences as of June 23, 1994, the date the Common Stock became publicly traded. HoloPak Technologies, Inc. was a part of the peer group until its merger with the Company on the Merger Date.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG FOILMARK, INC., THE S & P 500 INDEX
AND A PEER GROUP
                                                                FOILMARK, INC.       PEER GROUP    S & P 500
06/94                                                                      100              100          100
12/94                                                                      111              103          104
12/95                                                                      102               72          143
12/96                                                                       40               94          175
12/97                                                                       53              114          234
12/98                                                                       29               68          301
06/99                                                                       41               71          338
* $100 INVESTED ON 6/23/94 IN STOCK OR INDEX -
INCLUDING REINVESTMENT OF DIVIDENDS.

OTHER BUSINESS OF THE MEETING

    The Board of Directors is not aware of any matters to come before the meeting other than those stated in the Proxy Statement. In the event that other matters properly come before the meeting or any adjournment thereof, it is intended that the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgment.

SHAREHOLDER PROPOSALS

    The Company intends to hold its Annual Meeting approximately the same date next year. Any shareholder proposals for consideration by the Company for inclusion in the Company's proxy statement and form of proxy must be made in writing and received by the Company on or before June 5, 2000. All proposals must comply with the terms of Rule 14a-8 of the Securities and Exchange Act of 1934.

INDEPENDENT PUBLIC ACCOUNTANTS

    At the Annual Meeting, representatives from the Company's independent public accountants, KPMG LLP, are expected to be present and available to respond to questions.

ANNUAL REPORT

    The Annual Report to Shareholders, including financial statements for the Company's fiscal year ended June 30, 1999, has been mailed to all shareholders. The Annual Report is not a part of the proxy soliciting material. Additional copies of the Annual Report are available upon written request to the Company.

FORM 10-K

    THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1999, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UPON WRITTEN REQUEST TO PHILIP LEIBEL, VICE
PRESIDENT--FINANCE, FOILMARK, INC., 4 MULLIKAN WAY, NEWBURYPORT, MASSACHUSETTS 01950.

                                                                      APPENDIX A

                             FIRST AMENDMENT TO THE
                                 FOILMARK, INC.
                              AMENDED AND RESTATED
                     1995 STOCK INCENTIVE COMPENSATION PLAN

    WHEREAS, Foilmark, Inc. (the "Company") adopted the 1995 Stock Incentive Compensation Plan (the "Plan") for its employees, officers and directors; and

    WHERAS, the Board of Directors of the Company has reserved the right to amend the Plan pursuant to Section 12 of the Plan; and

    WHEREAS, the Company amended and restated the Plan in 1998; and

    WHEREAS, the Company desires to amend the Plan again to increase the number of shares available for distribution under the Plan;

    NOW THEREFORE, the Plan is hereby amended, subject to approval by the Company's shareholders, as follows:

    The first clause in Section 2 of the Plan is hereby amended to read as follows:

    "The maximum aggregate number of shares of Stock reserved and available for distribution under the Plan shall be 600,000 shares of Stock:"

    IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed this 19(th) day of August, 1999.

                                          FOILMARK, INC.

                                          By:/s/ Philip Leibel

                                          Title: Vice President--Finance &
                                               Chief Financial Officer

                                                                      APPENDIX B

                             FIRST AMENDMENT TO THE
                                 FOILMARK, INC.
                       NON-EMPLOYEE DIRECTORS' STOCK PLAN

    WHEREAS, Foilmark, Inc. (the "Company") has adopted the Foilmark, Inc. Non-Employee Directors' Stock Plan (the "Plan") for its non-employee directors;

    WHEREAS, the Board of Directors of the Company has reserved the right to amend the Plan pursuant to Section 7 of the Plan;

    WHEREAS, the Company desires to amend the Plan to increase the number of shares of stock which may be issued under the Plan;

    NOW THEREFORE, the Plan is hereby amended, subject to approval by the Company's shareholders, as follows:

    Section 5 of the Plan is amended by removing clause (b) and replacing it with the following:

    "(b) The aggregate number of Common Shares of the Company which may be issued under the Plan shall not exceed 150,000 shares; subject, however, to the adjustment provided in Paragraph 6 in the event of stock splits, stock dividends, exchanges of shares or the like occurring after the effective date of this Plan."

    IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed this 19(th) day of August, 1999.

                                          FOILMARK, INC.

                                          By: /s/ Philip Leibel

                                          Title: Vice President--Finance &
                                               Chief Financial Officer

                                 FOILMARK, INC.
                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           Thursday, November 4, 1999

          This proxy is solicited on behalf of the Board of Directors.

      The undersigned hereby authorizes and appoints Frank J. Olsen, Jr. and Robert J. Simon, and each of them, as proxies with full power of substitution, to vote all shares of Common Stock of FOILMARK, INC. held of record on September 24, 1999 by the undersigned at the Annual Meeting of Shareholders to be held at 10:00 a.m. local time, on Thursday, November 4, 1999, at the Back Bay Hilton, Boston, Massachusetts and any adjournment or postponement thereof.

      This proxy when properly executed will be voted:

      - as directed below, or, in the absence of such direction, this proxy will be voted FOR the specified nominees in Proposal 1 and FOR each of Proposals 2, 3 and 4 and

      - in accordance with the judgment of the proxies upon other matters that may properly come before said meeting or any adjournments or postponements thereof.




               The directors recommend a vote for each proposal.
                (continued and to be signed on the reverse side)



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

             Please mark your votes as indicated in this example /X/

The board of directors of Foilmark recommends a vote for each of the following.

                                                        FOR             WITHOLD
                                                    all nominees       AUTHORITY
                                                       listed           to vote

1. To consider and vote upon a proposal to elect         / /               / /
   each of Michael Bertuch, Michael Foster and Harvey
   Share as directors of Foilmark, Inc.

 (Instruction: To withhold authority to vote for any individual nominee(s), write the name(s) of such nominee(s) on the line below.)

------------------------------------

                                                         FOR   AGAINST   ABSTAIN

2. To consider and vote upon a proposal to adopt an      / /     / /       / /
   amendment to the Foilmark, Inc. 1995 Amended and Restated Stock Incentive Compensation Plan to increase the number of shares of common stock reserved for issuance under the 1995 Plan from 400,000 to 600,000.

3. To consider and vote upon a proposal to adopt an      / /     / /       / /
   amendment to Foilmark, Inc. Non-Employee Directors
   Stock Option Plan to increase the number of shares of common stock reserved for issuance under the Directors Plan from 75,000 to 150,000.

4. To consider and vote upon a proposal to approve
   KPMG LLP as Foilmark's independent auditors for the fiscal year ended June 30, 2000.

This Proxy must be signed exactly as the name of the Shareholder(s) appears on this card.

Signature             Signature (if held jointly)              Dated      , 1999
         ------------                            ------------       -----

Please sign, date and return this proxy promptly using the enclosed envelope which requires no postage if mailed in the United States.


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